EXHIBIT 99.1

Aptose Reports Second Quarter 2025 Results

  Tuspetinib Continues to Demonstrate Excellent Safety and Complete Responses in the TUSCANY Clinical Trial of Tuspetinib in AML Triple Drug Frontline Therapy at 120 mg Dose
  Cohort Safety Review Committee (CSRC) Recommends Tuspetinib Dose Escalation to 160 mg Dose
  Hanmi Continues to Support Development of Tuspetinib

SAN DIEGO and TORONTO, Aug. 13, 2025 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (TSX: APS and OTC: APTOF), a clinical-stage precision oncology company developing a tuspetinib (TUS)-based triple drug frontline therapy to treat patients with newly diagnosed acute myeloid leukemia (AML), today announced financial results for the second quarter ended June 30, 2025, and provided a corporate update.

“During the second quarter, the TUSCANY triplet trial continued to progress well. Our investigators are eager to improve outcomes for patients with mutations that are especially difficult to treat in AML, and we continue to observe exciting safety and activity with the addition of TUS to the VEN+AZA standard treatment,” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer of Aptose. “We look forward to providing updates to the data we presented at EHA in June.”

Key Corporate Highlights

  Tuspetinib Data Reported at the European Hematology Association (EHA) 2025 Congress in Oral Presentation – Tuspetinib based TUS+VEN+AZA triplet therapy is being advanced in the TUSCANY Phase 1/2 trial with the goal of creating a one-of-a-kind frontline therapy for newly diagnosed AML patients that is safe and active across diverse AML populations (mutation agnostic triplet frontline therapy), including patients without FLT3 mutations (wildtype FLT3). Data from the first two cohorts, with a 40 mg or 80 mg dose of tuspetinib in the TUS+VEN+AZA combination, reveal promising clinical safety and antileukemic activity and were presented in an oral presentation at EHA 2025 in June (press release here) by Dr. Gabriel Mannis, Associate Professor of Medicine, Stanford University School of Medicine, and an investigator in the TUSCANY study. Dr. Mannis also noted three patients were rapidly enrolled on the third dose cohort of 120 mg TUS in the TUS+VEN+AZA triplet, and that no DLTs were observed. Among the key findings: Multiple CRs were achieved, at the initial dose of 40 mg (3 of 4 CRs and minimal residual disease (MRD)-negative) and at the 80 mg dose (3 of 3 CR/CRi). Regardless of FLT3, TP53, NPM1, or myelodysplasia related mutation status, TUS demonstrated activity in newly diagnosed AML patients. MRD-negative responses were achieved across diverse genetic populations, including in subjects with biallelic TP53 mutations and complex karyotypes. In addition, TUS can be administered safely with standard-of-care dosing of VEN/AZA, and TUS PK properties are not significantly altered by VEN, AZA, antifungals or food. No prolonged myelosuppression was noted in Cycle 1 in the absence of AML and there were no treatment-related deaths with 9 out of 10 enrolled subjects remaining on study treatment.
  TUS Continues to Demonstrate Safety and CRs at 120 mg Dose in the TUSCANY Triplet Trial; 160 mg Dose Cohort Now Open After Dose Escalation Decision by CSRC – The fourth dosing cohort of 160 mg of TUS in the TUS+VEN+AZA TUSCANY trial is now open for enrollment after the CSRC reviewed the current data from the 120 mg TUS dose cohort. All patients treated in the 120 mg dose cohort remain on study while enrollment is open for the 160 mg dose cohort.
  Aptose Clinical Data Accepted for Poster Presentation at European School of Haematology (ESH) 7th International Conference – Aptose recently was notified that its abstract “TUSCANY Study of Safety and Efficacy of Tuspetinib plus Standard of Care Venetoclax and Azacitidine in Study Participants with Newly Diagnosed AML Ineligible for Induction Chemotherapy” was accepted for a poster presentation at the ESH 7th International Conference on Acute Myeloid Leukemia “Molecular and Translational”: Advances in Biology and Treatment, being held October 16-18, 2025 in Estoril, Portugal.
  Aptose and Hanmi Enter Loan Agreement to Advance Development of Tuspetinib in Triplet Therapy for AML – During the quarter, Aptose announced that it entered into a loan agreement with Hanmi Pharmaceutical Co. Ltd. (“Hanmi”). The Loan Agreement is an uncommitted facility for up to US$8.5million, administered through multiple advances for the purpose of continued clinical development of TUS (press release here). To date, Aptose has received an aggregate of US$5.6M under the Loan Agreement.
  Aptose Trading on OTCQB Market – On July 1st, Aptose announced that it had been upgraded to list for trading on the OTCQB Market under the ticker symbol “APTOF,” in addition to the Company’s continued listing on the Toronto Stock Exchange (TSX) under the symbol “APS.” The OTCQB Market is for early stage and developing U.S. and international companies. Companies listed on the OTCQB Market are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.
  Aptose Selects Ernst & Young as its New Independent Auditor and will Hold a Reconvened Meeting of its Shareholders on August 22, 2025 – Earlier this month, Aptose announced that its Board of Directors unanimously approved the selection of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to serve as the Company’s independent auditor. The Company had adjourned its Annual and Special Meeting of shareholders held on May 27, 2025 (the “Meeting”), for the purposes of completing its search for a successor independent auditor, and will reconvene the Meeting of shareholders on August 22, 2025 at 10:00 a.m. (Eastern Time) (the”Reconvened Meeting”) to vote on the appointment of EY. Shareholders are invited to attend the Reconvened Meeting by using the live webcast link here: https://meetings.lumiconnect.com/400-935-182-032. Only registered shareholders and duly appointed proxyholders as of the record date on April 22, 2025, will be entitled to vote and ask questions at the Reconvened Meeting.

Completed and Planned Value-Creating Milestones

2025: 1H

  Reported safety and efficacy with 40mg TUS+VEN+AZA
  Reported safety and efficacy with 80mg TUS+VEN+AZA

2025: European Hematology Association (EHA)

  Report maturing data from TUS+VEN+AZA triplet study

2025: 2H

  Reported safety and efficacy with 120 mg TUS+VEN+AZA
  CSRC review of data; decision to dose escalate to 160 mg TUS+VEN+AZA
  Report evolving data from 120 mg TUS+VEN+AZA triplet

 2025: American Society of Hematology (ASH)

  Report response rate and durability of TUS+VEN+AZA triplet
  Select TUS dose for TUS+VEN+HMA triplet Ph 2/3 PIVOTAL trials
  Prepare for initiation of Ph 2/3 PIVOTAL program
FINANCIAL RESULTS OF OPERATIONS Aptose Biosciences Inc. Statements of Operations Data (unaudited) ($ in thousands, except for share and per share data)
	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Expenses:
Research and development	$3,298	$4,413	$5,662	$10,858
General and administrative	3,623	2,932	6,720	6,247
Operating expenses	6,921	7,345	12,382	17,105
Other (loss) income, net	(122)	93	(204)	213
Net loss	$(7,043)	$(7,252)	$(12,586)	$(16,892)
Net loss per share, basic and diluted	$(2.76)	$(12.99)	$(5.38)	$(33.91)
Weighted average number of common shares outstanding used in the calculation of basic and diluted loss per common share	2,552,429	558,476	2,340,535	498,113

Net loss for the quarter ended June 30, 2025 decreased by $0.2 million to $7.0 million, as compared to $7.3 million for the comparable period in 2024. Net loss for the six months ended June 30, 2025 decreased by $4.3 million to $12.6 million, as compared to $16.9 million for the comparable period in 2024.

Aptose Biosciences Inc. Balance Sheet Data (unaudited) ($ in thousands)
	June 30,	December 31,
	2025	2024
Cash, cash equivalents and restricted cash equivalents	$1,298	$6,707
Working capital	(5,729)	5,053
Total assets	5,591	10,127
Long-term liabilities	10,962	10,193
Accumulated deficit	(553,553)	(540,967)
Shareholders’ deficit	(14,371)	(4,543)

  Total cash, cash equivalents and restricted cash equivalents as of June 30, 2025 were $1.3 million. The Company does not have sufficient cash to fund operations and relies on advances made by Hanmi to fund operations. The Company is actively deploying financing and cost reduction efforts to extend cash runway.
  As of August 8, 2025, we had 2,552,429 common shares of the Company (“Common Shares”) issued and outstanding. In addition, there were 38,211 Common Shares issuable upon the exercise of outstanding stock options and there were 1,267,585 Common Shares issuable upon the exercise of the outstanding warrants.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses for the three and six months ended June 30, 2025 and 2024 were as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2025	2024	2025	2024

Program costs – Tuspetinib	$2,233	$2,666	$3,712	$6,589
Program costs – Luxeptinib	100	304	198	512
Program costs – APTO-253	-	(9)	-	13
Personnel related expenses	952	1,379	1,598	3,333
Stock-based compensation	13	70	154	398
Depreciation of equipment	-	3	-	13
Total	$3,298	$4,413	$5,662	$10,858

Research and development expenses decreased by $1.1 million to $3.3 million for the quarter ended June 30, 2025, as compared to $4.4 million for the comparable period in 2024. Changes to the components of our research and development expenses presented in the table above are primarily as a result of the following events:

  Program costs for tuspetinib were $2.2 million for the quarter ended June 30, 2025, compared with $2.7 million for the comparable period in 2024. The lower program costs for tuspetinib in the current period are attributable to reduced activity in our APTIVATE clinical trial, reduced manufacturing activity, and related expenses.
  Program costs for luxeptinib decreased by approximately $0.2 million primarily due to lower clinical trial and manufacturing activities.
  The Company discontinued further development of APTO-253.
  Personnel-related expenses decreased by $0.4 million due to lower headcount for research and development personnel in the current quarter.
  Stock-based compensation decreased by $57,000 in the quarter ended June 30, 2025, compared to the comparable period in 2024, primarily due to stock options forfeited and/or vested in prior periods that are no longer being expensed resulting in lower expense in the current period.

Research and development expenses decreased by $5.2 million to $5.7 million for the six months ended June 30, 2025, as compared to $10.9 million for the comparable period in 2024. Changes to the components of our research and development expenses presented in the table above are primarily as a result of the following events:

  Program costs for tuspetinib were $3.7 million for the six months ending June 30, 2025, compared to $6.6 million for the comparable period in 2024. The increased costs associated with the TUSCANY study were offset by a decrease in tuspetinib development expenses during the current period. This reduction is due to the conclusion of activities in our APTIVATE clinical trial during the current period, compared to higher APTIVATE activities during the six months ended June 30, 2024, as well as lower manufacturing and related development costs.
  Program costs for luxeptinib decreased by approximately $0.3 million primarily due to lower clinical trial and manufacturing activities.
  The Company discontinued further development of APTO-253.
  Personnel-related expenses decreased by $1.7 million due to lower headcount for research and development personnel in the current quarter.
  Stock-based compensation decreased by approximately $0.2 million in the six months ended June 30, 2025, compared to the comparable period in 2024, primarily due to stock options forfeited and/or vested in prior periods that are no longer being expensed resulting in lower expense in the current period.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company’s lead clinical-stage compound tuspetinib (TUS), is an oral kinase inhibitor that has demonstrated activity as a monotherapy and in combination therapy in patients with relapsed or refractory acute myeloid leukemia (AML) and is being developed as a frontline triplet therapy in newly diagnosed AML. For more information, please visit www.aptose.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Canadian and U.S. securities laws, including, but not limited to, statements regarding the Company’s clinical development plans, the clinical potential, anti-cancer activity, therapeutic potential and applications and safety profile of tuspetinib, clinical trials, upcoming milestones, financing and cost reduction efforts, expectations regarding capital available to the Company to fund planned Company operations, the Company’s cash runway, and statements relating to the Company’s plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “hope” “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others: our ability to obtain the capital required for research and operations; the inherent risks in early stage drug development including demonstrating efficacy; development time/cost and the regulatory approval process; the progress of our clinical trials; our ability to find and enter into agreements with potential partners; our ability to attract and retain key personnel; changing market and economic conditions; unexpected manufacturing defects, the evolving regulatory and political landscape and the funding of government programs and other risks detailed from time-to-time in our ongoing current reports, quarterly filings, annual information forms, annual reports and annual filings with Canadian securities regulators and the United States Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled "Risk Factors" in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

For further information, please contact:

Aptose Biosciences Inc.
Susan Pietropaolo
Corporate Communications & Investor Relations
201-923-2049
spietropaolo@aptose.com